UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2012

Lazard Group LLC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

333-126751	51-0278097
(Commission File Number)	(IRS Employer Identification No.)

30 Rockefeller Plaza, New York, New York	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 212-632-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On October 25, 2012, Lazard Group LLC (the “Company”) announced a number of cost saving initiatives to reduce the Company’s expenses. These initiatives will address: streamlining corporate structure and consolidating support functions; realigning the Company’s investments into areas with potential for the greatest long-term return; and creating greater flexibility to retain and attract the best people and invest in new growth areas. The Company expects these initiatives will result in improved profitability with minimal impact on revenue growth. The Company’s objective is for the majority of these initiatives to be completed in the fourth quarter of 2012, and to result in approximately $125 million in annual expense savings. The Company expects at least two-thirds of the expense savings to be realized in 2013, and the Company expects the full impact of the expense savings to be realized in 2014. Approximately $85 million of the expense savings relates to compensation expense and approximately $40 million relates to non-compensation expense. The Company expects pre-tax implementation expenses to range between $110 million and $130 million and to primarily consist of compensation expense. The Company expects to incur a significant majority of these expenses in the fourth quarter of 2012 and the remainder in the first half of 2013. Approximately 75% of the implementation expenses are expected to be cash charges.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (d)

On October 24, 2012, the Board of Directors of Lazard Ltd (the “Board”) appointed Andrew M. Alper to the Board. A copy of the press release announcing the appointment of Mr. Alper is being filed as Exhibit 99.1 to this Report on Form 8-K and is incorporated herein by reference. Mr. Alper also was appointed to the Board of Directors of the Company (the “Lazard Group Board”). In addition, on October 24, 2012, Gary W. Parr and Vernon E. Jordan, Jr. each resigned from the Board and the Lazard Group Board. Messrs. Parr and Jordan have agreed to act as advisory directors, and each of the Board and the Lazard Group Board will continue to benefit from their counsel and expertise in such roles.

The Board appointed Mr. Alper Chairman of the Audit Committee of the Board. Philip A. Laskawy had served as Chairman of the Audit Committee and will continue to serve as a member of the Audit Committee. The Board also appointed Mr. Laskawy Chairman of the Compensation Committee of the Board. Steven J. Heyer, the Board’s Lead Director, had served as Chairman of the Compensation Committee and will continue to serve as a member of the Compensation Committee, as well as a member of the Audit Committee and the Nominating & Governance Committee of the Board.

(e)

On October 24, 2012, the Company and Lazard Ltd entered into a Second Amendment to the Agreement Relating to Retention and Noncompetition and Other Covenants (the “Amendment”)

with Kenneth M. Jacobs, Chairman and Chief Executive Officer of the Company and Lazard Ltd. The Amendment restates Schedule I of Mr. Jacobs’ prior agreement, which was scheduled to expire on March 23, 2013 (the “Prior Agreement”). The Amendment generally continues the provisions of the Prior Agreement with the material changes summarized below.

The Amendment provides that Mr. Jacobs will continue to serve as our Chairman and Chief Executive Officer through March 31, 2016, except that if there is a “change in control” (as defined in Lazard Ltd’s 2008 Incentive Compensation Plan), the term of Schedule I will automatically extend for at least two years from the date of such change in control.

The Amendment reduces the amount of severance Mr. Jacobs is eligible to receive upon a termination without “cause” or for “good reason” (as such terms are defined in the Amendment) and following a change in control. Under the Prior Agreement, in certain cases (including after a change in control), Mr. Jacobs was eligible to receive three times the sum of his annual salary and average bonus. Under the Amendment, his severance is limited in all cases to two times such sum. In addition, prior to a change in control, Mr. Jacobs will now be required to deliver a release of claims as a condition to receiving severance.

The Amendment eliminates the provision of the Prior Agreement that entitled Mr. Jacobs to a gross-up payment in connection with any “golden parachute” excise tax. Instead, under the Amendment, Mr. Jacobs will forfeit certain payments to the extent that such forfeiture would place Mr. Jacobs in a more favorable after-tax position.

Mr. Jacobs’ compensation generally remains unchanged. Under the Prior Agreement, Mr. Jacobs was eligible to receive an annual bonus with the same ratio of cash to equity awards as applicable to other executives receiving bonuses at a level comparable to Mr. Jacobs. Under the Amendment, the amount and form of any annual bonus will be determined by the Compensation Committee after consultation with Mr. Jacobs, except that (subject to changes in applicable law or pay practices) the first three million dollars (less the amount of his annual salary) of such bonus will be paid in cash.

Pursuant to the Amendment, a resignation by Mr. Jacobs for “good reason” will be treated as a termination without “cause” for purposes of Mr. Jacobs’ then-outstanding equity-based, fund interest and similar awards.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit

99.1	Press Release issued on October 25, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARD GROUP LLC
(Registrant)

By:	/s/ Scott D. Hoffman
Name:	Scott D. Hoffman
Title:	Managing Director and General Counsel

Dated: October 25, 2012

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release issued on October 25, 2012.